EXHIBIT 5.1

                       Law Office of Andrea Cataneo, Ltd.
                               81 Meadowbrook Road
                               Randolph, NJ 07860

                                 (973) 442-9944
                                 (973) 442-9933

October 5, 2000

Board of Directors
Premier Mortgage Resources, Inc.
280 Windsor Highway
New Windsor, NY  12553

     In re:   Premier Mortgage Resources , Inc.
              Registration Statement on Form S-8
              Consultants Compensation Plan
              -----------------------------

Gentlemen:

We have represented Premier Mortgage Resources, Inc., a Nevada Corporation, ("Company") in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 500,000 shares ("Shares") of the Company's Common Stock, (par value of $.001 per share) ("Common Stock") pursuant to the terms of a Consultants Compensation Plan dated October 2, 2000. In this connection, we have examined such documents, corporate records and other papers as we deemed necessary to examine for the purposes of this opinion.

We are of the opinion that the shares of Common Stock will, when issued pursuant to the Consultants Compensation Plan, be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

Yours truly,

LAW OFFICE OF ANDREA CATANEO, LTD.



By:  Andrea Cataneo, Esq.